EXHIBIT 99.1
                                                   ------------


                         PRESS RELEASE



            FOR IMMEDIATE RELEASE ON APRIL 16, 1997

          FOR FULL NATIONAL COVERAGE ON BUSINESS WIRE


                    CADIZ LAND COMPANY, INC.
                10535 Foothill Blvd., Suite 150
                   Rancho Cucamonga, CA 91730

Contacts:

SUN WORLD INTERNATIONAL, INC.      CADIZ LAND COMPANY, INC.
Timothy J. Shaheen,                Keith Brackpool
Chief Executive Officer            Chief Executive Officer
(805) 392-5000                     (909) 980-2738

                Stoorza, Ziegaus & Metzger, Inc.
                        Cathy Connelly
                        Fiona Hutton
                        (213) 891-2822

Rancho Cucamonga, California, Wednesday, April 16, 1997 -- Cadiz Land Company, Inc., Nasdaq symbol CLCI ("CLCI"), announced that its wholly-owned subsidiary Sun World International, Inc. ("Sun World") today completed a private placement of $115 million in First Mortgage Notes due April 15, 2004 (the "Sun World Notes"). The Sun World Notes were sold through Smith Barney Inc., as initial purchaser, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act")) and a limited number of institutional "accredited investors" (as defined in the Securities Act).

The proceeds from the issuance of the Sun World Notes, when combined with Sun World's existing cash and cash made available under a $30 million Revolving Credit Facility (the "Facility") entered into by Sun World concurrently with the issuance of the Sun World Notes, have been used to retire the previously existing indebtedness of approximately $127 million owed by Sun World to its two primary secured lenders, John Hancock Mutual Life Insurance Company and Caisse Nationale de Credit Agricole, as well as the existing debt of approximately $9 million owed by CLCI to its junior secured lender, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank"). Rabobank acted as lead agent for the $30 million Facility and also participated in the Facility.

The Sun World Notes are secured by a first lien on substantially all of the assets of Sun World and its subsidiaries, other than growing crops, crop inventories and accounts receivable, which secure the Facility. The Sun World Notes are also secured by the guarantee of CLCI. No CLCI equity was issued in connection with the sale of the Sun World Notes.

The Sun World Note offering was undertaken in order to provide what, in management's view, will be a more favorable debt structure for both Sun World and CLCI. With the completion of the sale of the Sun World Notes, Sun World has approximately $120 million of indebtedness outstanding and $30 million of borrowing availability under the Facility. CLCI has approximately $10 million of indebtedness outstanding to its primary secured lender, ING Baring (U.S.) Capital Corporation, which purchased such indebtedness from Henry Ansbacher & Co. Limited on March 31, 1997 and concurrently extended the maturity date of such debt to April 30, 1998 with provisions for further extensions, if required.

The Sun World Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act's registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Sun World Notes.

Sun World was acquired by CLCI in September 1996. With the acquisition of Sun World, CLCI became one of the largest vertically integrated agricultural companies in California. The Company also has substantial landholdings in the desert regions of Southern California with underlying water resources.

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